SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934.

Filed by the Registrant	[X]

Filed by Party other than the Registrant	[ ]

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only [as permitted by Rule 14a-6(e)(2)]
[X]	Definitive Information Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

BIG CAT MINING CORPORATION
(Exact name of Registrant as specified in its charter.)

Commission File number 000-49870

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11:
	1.	Title of each class of securities to which transaction applies:
	2.	Aggregate number of securities to which transaction applies:
	3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	4.	Proposed maximum aggregate value of transaction:
	5.	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1.	Amount Previously Paid;
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	3.	Filing Party:
	4.	Date Filed:

BIG CAT MINING CORPORATION
 1708 Dolphin Avenue
Suite 1708
Kelowna, British Columbia, Canada V1Y 9S4

INFORMATION STATEMENT

INTRODUCTION

This information statement is being mailed or otherwise furnished to stockholders of Big Cat Mining Corporation, a Nevada corporation (the "Company") in connection with the prior receipt by the Board of Directors of approval by written consent of the holders of a majority of the Company's common stock of a proposal (the "Proposal") to approve an amendment (the "Amendment") to the Articles of Incorporation to change the name of the Company to Big Cat Energy Corporation.

The Board of Directors believes that it is advisable and in the best interests of the Company to change the name of the Company to reflect its expanded business operation relating to fluid redistribution in well bore environments and fluid redistribution systems.

This information statement is being first sent to stockholders on or about April 12, 2006. The Company anticipates that the amendment will become effective on or about May 2, 2006, twenty-one (21) days after mailing.

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Vote Required

The proposed amendment requires the approval of a majority of the outstanding shares of common stock. Each holder of common stock is entitled to one (1) vote for each share held. The record date for the purpose of determining the number of shares outstanding and for determining stockholders entitled to vote, is the close of business on April 7, 2006 (the "Record Date"), the day in which the Board of Directors of the Company adopted the resolution setting forth and recommending the Amendment to the Articles of Incorporation. As of the record date, the Company had Thirteen Million Five Hundred Sixty-Four Thousand (13,564,000) shares of common issued and outstanding. Holders of the shares have no preemptive rights. All outstanding shares are fully paid and nonassessable. The transfer agent for the common stock is Nevada Agency & Trust Company, 50 West Liberty Street, Suite 880, Reno, Nevada 89501.

Meeting Not Required

Nevada Revised Statutes 78.320(2) provides that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

Furnishing Information

This information statement is being furnished to all holders of common stock of the Company. The Company's Form 10-KSB for the period ending April 30, 2005 and subsequent reports filed with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission web site at www.sec.gov in the Edgar Archives and are incorporated herein by reference. The Company is presently current in the filing of all reports required to be filed by it.

Dissenters Rights of Appraisal

There are no dissenter's rights of appraisal applicable this action to change the name of the Company.

Proposals by Security holders

No security holders entitled to vote has transmitted any proposals to be acted upon by the Company.

Security Ownership of Certain Beneficial Owner and Management

The following sets forth as of March 29, 2006 persons owning more than 5% of the common stock of the Company:

	Name and Address of	Amount and nature	Percent of
Title of Class	Beneficial Owner	of Ownership[1]	class

Common Stock	Timothy G. Barritt	3,000,000	22.12%
	3 Materi Cut Across Road	Direct
	P. O. Box 500
	Upton, WY 82730

Common Stock	Richard G. Stockdale	3,000,000	22.12%
	1704 Cheshire Drive	Direct
	Cheyenne, WY 82001

Common Stock	Raymond P. Murphy	3,000,000	22.12%
	18038 W. Marshall Ct.	Direct
	Litchfield Park, AZ 85340

Common Stock	TWS, LLC	3,000,000	22.12%
	25 Burger Lane	Direct
	Buffalo, WY 82834

The Company is a publicly traded. Its shares are traded on the Bulletin Board operated by the National Association of Securities Dealers under the symbol "BGCT." The Company has 13,564,000 shares of common stock currently outstanding. Of the 13,564,000 shares of common stock outstanding, 501,000 shares are free trading and 13,063,000 shares are restricted securities as that term is defined in Rule 144 of the Securities Act of 1933.

The following sets forth all shares of common stock owned by all directors and nominees, each executive officer, and directors and executive officers as a group:

			Amount and
	Name of		Nature of	Percent of
Title of Class	Beneficial Owner	Position with Company	Ownership	Class [4]

Common Stock	Timothy G. Barritt	President, Chief Executive	3,000,000	22.12%
		Officer and Director	Direct

Common Stock	Richard G. Stockdale	Treasurer, Chief Financial	3,000,000	22.12%
		Officer and Director	Direct

Common Stock	Raymond P. Murphy	Secretary and Director	3,000,000	22.12%
			Direct

All officers and			9,000,000	66.36%
directors as a group
(3 persons)

PROPOSAL TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has determined that it would be in the best interest of the Company to change the name of the Company from Big Cat Mining Corporation to Big Cat Energy Corporation

Reasons for the Proposal

The Board of Directors believes that it is advisable and in the best interests of the Company to change the name of the Company to reflect its expanded business operation relating to fluid redistribution in well bore environments and fluid redistribution systems.

Vote Obtained

On March 29, 2006, the following persons executed a written consent approving the amendment to the Company's articles of incorporation to change the name of the Company to Big Cat Energy Corporation.

Name of Direct and	Number of	Percentage of
Beneficial Owner	Shares	Ownership

Timothy G. Barritt	3,000,000	22.12%
Richard G. Stockdale	3,000,000	22.12%
Raymond P. Murphy	3,000,000	22.12%

Certain Matters Related to the Proposal

The amendment to the articles of incorporation will become effective upon filing with the Secretary of State of Nevada. It is anticipated that the foregoing will take place twenty-one (21) days after this information statement is mailed to the Company's shareholders.

By Order of the Board of Directors

Big Cat Mining Corporation

Timothy G. Barritt
Director